EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2016, relating to the financial statements of Marsh & McLennan Companies, Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
New York, NY
February 24, 2016